PEOPLES BANCORP INC. – P.O. BOX 738 - MARIETTA, OHIO – 45750
                                                      www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Mark F. Bradley
May 28, 2009		President and Chief Executive Officer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
SECOND QUARTER 2009 DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (NASDAQ: PEBO) today declared a cash dividend of $0.23 per share payable July 1, 2009, to common shareholders of record on June 15, 2009.
The second quarter dividend represents a payout of approximately $2.4 million, based on 10.4 million shares outstanding at May 28, 2009, and is equal to the dividend declared for the first quarter of 2009.   The annualized 2009 dividend of $0.92 equates to a yield of 5.59% based on Peoples’ closing stock price of $16.47 on May 27, 2009.
Peoples Bancorp Inc. is a diversified financial products and services company with $2.1 billion in assets at March 31, 2009, 50 locations and 39 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units – Peoples Bank, National Association; Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc., which includes the Putnam and Barengo divisions.  Peoples’ common shares are traded on the NASDAQ Global Select Market under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

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